March 9, 1999

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated March 9, 1999 of Selkirk Cogen Partners, L.P. and its wholly owned subsidiary Selkirk Cogen Funding Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP
------------------------
Arthur Andersen LLP



cc:	David N. Bassett, Treasurer, JMC Selkirk, Inc.
	John R. Cooper, Senior Vice President and
		Chief Financial Officer, JMC Selkirk, Inc.
	Kevin J. Donovan, Assistant Treasurer, JMC Selkirk,  Inc.
	Beth Van Bladel, Controller, Selkirk Cogen Partners, L.P.